Exhibit 99.2

BANK OF AMERICA CORPORATION

LIMITED POWER OF ATTORNEY

BANK OF AMERICA CORPORATION, a Delaware corporation (the "Corporation"), does hereby irrevocably make, constitute, and appoint each of Eugene Rosati, Sarah Turner, Ronnie Ojera, Kelvin Kwok and Harshini Pavan Gopa as an attorney-in-fact for the Corporation acting for the Corporation and in the Corporation's name, place and stead, for the Corporation's use and benefit, to bind the Corporation by their execution of those agreements, forms and documents related specifically to Section 13 and Section 16 of the Securities Exchange Act of 1934, and other large shareholder and short position regulatory reporting requirements in other jurisdictions. Any documents executed by an attorney-in-fact in accordance with this Limited Power of Attorney shall fully bind and commit the Corporation and all other parties to such documents may rely upon the execution thereof by the attorney-in fact as if executed by the Corporation and as the true and lawful act of the Corporation.

This Limited Power of Attorney shall automatically terminate as to the authority of Eugene Rosati, Sarah Turner, Ronnie Ojera, Kelvin Kwok and Harshini Pavan Gopa upon each such attorney-in-fact's resignation or termination from or transfer out of the Compliance Department; however; any such termination shall have no impact on any document or instrument connected therewith executed by any attorney-in-fact named above for the Corporation prior to such termination.

IN WITNESS WHEREOF, this Power of Attorney has been executed and delivered by the Corporation to each Attorney-in-Fact on this 25th day of January, 2016.

BANK OF AMERICA CORPORATION

By: /s/ Ellen A. Perrin
Name:  Ellen A. Perrin
Title:           Assistant General Counsel

(Corporate Seal)